Exhibit 99.1

   NeoMagic(R) Corporation Reports Fourth Quarter and Fiscal Year End 2004
                                   Results

    SANTA CLARA, Calif., Feb. 19 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones, wireless personal digital assistants (PDAs) and other mobile handheld systems, today reported its fourth quarter and fiscal year 2004 financial results. Net sales for the fourth quarter of fiscal 2004, ended January 31, 2004, were $556 thousand, compared to net sales of $678 thousand for the fourth quarter of fiscal 2003. Net loss for the fourth quarter of fiscal 2004 was $6.7 million, or a loss of $0.21 per share, compared to a net loss of $9.4 million, or a loss of $0.31 per share in the fourth quarter of fiscal 2003.
    Net sales for the fiscal year ended January 31, 2004 were $1.9 million, compared to $2.2 million of net sales reported in fiscal year 2003. Net loss for fiscal year 2004 was $26.8 million, or a loss of $0.87 per share, compared to a net loss of $35.1 million, or a loss of $1.22 per share in fiscal year 2003. Cash, cash equivalents and short-term investments totaled $42.6 million at January 31, 2004, compared to $67.1 million at January 31, 2003.
    "Fiscal 2004 was an important year for NeoMagic. While revenue has not yet begun to ramp, we made excellent progress on a number of fronts," said Prakash Agarwal, NeoMagic's president and chief executive officer. "We are very pleased with the trends in the smart phone and feature phone markets. Fiscal 2004 was the year we introduced the key MiMagic Applications Processors to address this huge market opportunity. We now have a strong foundation in place to focus on design wins, especially with Tier One customers."

    Conference Call Highlights
    Fourth quarter and fiscal year end 2004 highlights and fiscal 2005 expectations to be covered on NeoMagic's quarterly conference call include, but are not limited to, the following:

    -- During fiscal 2004, NeoMagic successfully brought the MiMagic 5 to production status and closed over a half dozen design wins that are now moving toward production. During the fourth quarter, the company closed three new MiMagic 5 design wins, bringing the total to nine MiMagic 5 programs.
    -- The first MiMagic 5 program is expected to go into production beginning in early summer 2004. The other MiMagic 5 launches will be staggered over the course of calendar year 2004 and into calendar 2005.
    -- In October of 2003, NeoMagic completed its MiMagic 6 silicon.  The
       MiMagic 6 is based on a revolutionary new parallel processing architecture. The company began demonstrating the MiMagic 6 to OEMs and ODMs in the fourth quarter of fiscal 2004.
    -- NeoMagic has identified six potential MiMagic 6 programs where design decisions will be made by June of 2004. In addition to these six MiMagic 6 programs, NeoMagic is engaged with many other customers that have programs with varying design cycles.

    Fiscal Year 2005 Financial Guidance
    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially, as noted in the risk factors below.
    NeoMagic expects revenue to remain under one million dollars per quarter in the first two quarters of fiscal 2005. Revenue is expected to increase slightly in the third quarter of fiscal 2005, as the first of the MiMagic
5 programs begins production. NeoMagic expects expenses in the first half of fiscal 2005 to remain relatively flat at approximately $7.0 million per quarter. The company should end the first quarter of fiscal 2005 with approximately $35.5 million in cash.
    In fiscal 2004, approximately 600 thousand shares of restricted stock were granted to employees as part of an employee retention program put in place when the company implemented pay cuts. The stock restrictions lapse on March 1, 2004. The company expects a majority of employees will exercise a same day sale of at least a portion of these shares, in order to cover the taxes due when they receive the shares.

    Dial-in Information
    NeoMagic will hold its fourth quarter and year end fiscal 2004 conference call to discuss the information contained in this press release today at 2:00 p.m. PST (5:00 p.m. EST). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing (800) 283-1693 in the US and 703-736-7227 internationally. There is no pass code. There will be an audio replay through February 26, 2004, which can be accessed by dialing 888-266-2081 in the US and 703-925-2533 internationally. The pass code is 380055.

    About NeoMagic
    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The Company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    This press release contains forward-looking statements within the meaning of the Securities Act of 1933, including statements regarding the expectations for product sales and new product and technology development efforts.
Examples of forward-looking statements include expectations for future revenue growth, expenses, our cash position, market developments and visibility, the introduction of customer devices using NeoMagic products to the market, and the development risks inherent in new technology. These statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of new NeoMagic products, the market acceptance of smart and feature phones developed and marketed by customers that use the Company's products, the Company's ability to execute product and technology development plans on schedule, and the Company's ability to access advanced manufacturing technologies in sufficient capacity without significant cash pre-payments or investment. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent quarterly report on Form 10-Q and our other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov . NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.


                             NEOMAGIC CORPORATION
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                 Three Months Ended       Twelve Months Ended
                                 Jan. 31,    Jan. 31,     Jan. 31,    Jan. 31,
                                  2004        2003          2004        2003

    Net sales                    $556        $678         $1,888       $2,189

    Cost of sales                 632         915          2,262        3,000
    Impairment of certain
     acquired intangible assets     0         124              0          491
    Gross loss                    (76)       (361)          (374)      (1,302)

    Operating expenses:

    Research and development     4,722       6,554         19,286      23,822
    Sales, general and
     administrative              1,792       2,454          6,980       9,384
    Amortization of deferred
     compensation                  188         123            664       1,892
    Special charges                  0           0              0       3,600
    Impairment of certain
     acquired intangible assets      0          46              0         552
      Total operating expenses   6,702       9,177         26,930      39,250

      Loss from operations      (6,778)     (9,538)       (27,304)    (40,552)

    Other income                  111         259            853        3,396
    Interest expense              (56)        (75)          (282)         (75)
    Loss before income taxes
     and cumulative effect of
     change in accounting
     principle                 (6,723)     (9,354)       (26,733)     (37,231)
    Income tax provision
     (benefit)                      2          45             41       (6,294)
    Loss before cumulative
     effect of change in
     accounting principle      (6,725)     (9,399)       (26,774)     (30,937)
    Cumulative effect of
     change in accounting
     principle                      0           0              0       (4,175)
    Net Loss                  $(6,725)    $(9,399)      $(26,774)    $(35,112)
    Basic and diluted net
     loss per share            $(0.21)     $(0.31)        $(0.87)      $(1.22)

    Weighted common shares
     outstanding               31,659      30,128         30,650       28,872


                             NEOMAGIC CORPORATION
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                  January 31, 2004       January 31, 2003
    ASSETS

    Current assets:
    Cash and cash equivalents          $12,342               $37,428
    Short-term investments              30,240                29,657
    Accounts receivable, net               384                   118
    Inventory                              102                   535
    Other current assets                   974                 2,410
    Total current assets                44,042                70,148

    Property, plant and equipment,
     net                                 3,302                 5,840
    Other assets                         3,517                 4,960

    Total assets                       $50,861               $80,948

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
    Accounts payable                    $1,344               $2,864
    Compensation and related benefits    1,256                1,393
    Income taxes payable                 3,675                3,633
    Other accruals                         203                1,287
    Current portion of capital lease
     obligations                         1,756                1,363
    Total current liabilities            8,234               10,540

    Capital lease obligations              799                2,521

    Stockholders' equity:
    Common stock                            32                   30
    Additional paid-in-capital          90,496               89,237
    Deferred compensation                 (535)                  (4)
    Accumulated other comprehensive
     income (loss)                          (6)                   9

    Retained deficit                   (48,159)             (21,385)
    Total stockholders' equity          41,828               67,887

    Total liabilities
     and stockholders' equity          $50,861              $80,948

SOURCE  NeoMagic Corporation
    -0-                             02/19/2004
    /CONTACT:  Willa McManmon, Director, Corporate Communications,
+1-408-486-3955/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.neomagic.com /
    (NMGC)

CO:  NeoMagic Corporation
ST:  California
IN:  CPR EDA SEM
SU:  ERN ERP CCA